EXHIBIT 11.2

                    COMPUTATION OF DILUTED EARNINGS PER SHARE




                                           Three Months       Three months
                                              Ended              Ended
                                             March 31,          March 31,
                                               1997               1998
                                           ------------       ------------
Weighted average number of common
 shares outstanding                          3,948,703          3,971,047
Additional shares assuming conversion
 of stock options and warrants (1)             167,833            307,421

Weighted average shares outstanding          4,116,536          4,278,468
                                            ==========         ==========

Net income                                  $1,054,000         $1,439,000
                                            ==========         ==========

Diluted earnings per share                  $     0.26         $     0.34
                                            ==========         ==========


(1) Calculated using the Treasury Stock method.